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                     SECURITIES AND EXCHANGE COMMISSION
			    WASHINGTON, DC 20549

				SCHEDULE 13G
				(RULE 13d-102)

	   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
		TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
			PURSUANT TO RULE 13d-2(b)
			  (Amendment No. __2__)*

		American Home Mortgage Investment Corp.
                              (Name of Issuer)

				Common Stock
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                       (Title of Class of Securities)

				02660R107
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                              (CUSIP Number)

				12/31/2007
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [X]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 02660R107           13G       	    PAGE  2   OF  5  PAGES


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1. 	NAMES OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

			Munder Capital Management
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2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     	(a) [ ]
    	(see instructions)                                 	(b) [ ]
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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware
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                  	5.       SOLE VOTING POWER

      NUMBER OF                  0
	SHARES 		   -----------------------------------------------------
    BENEFICIALLY     	6.       SHARED VOTING POWER
	OWNED BY
  	EACH			 0
     REPORTING             -----------------------------------------------------
    PERSON WITH         7.       SOLE DISPOSITIVE POWER

				 0
                  	   -----------------------------------------------------
           		8.       SHARED DISPOSITIVE POWER

                            	0
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9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	 0
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 10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        	SHARES (SEE INSTRUCTIONS)                            [ ]

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 11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%
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 12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IA
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CUSIP NO. 02660R107         	13G       	   PAGE  3   OF  5  PAGES

Item 1.

	(a)	Name of Issuer:

		American Home Mortgage Investment Corp.

	(b)	Address of Issuer's Principal Executive Offices:

		538 Broadhollow Road
		Melville, NY 11747

Item 2.
	(a)	Name of Person Filing:

		Munder Capital Management ("Munder")

	(b)	Address of Principal Business Office:

		Munder Capital Center
		480 Pierce Street
		Birmingham, MI  48009

	(c)	Citizenship:

		Munder is a general partnership formed under the laws of the State of Delaware

	(d)	Title of Class of Securities:

		Common Stock

	(e)	CUSIP Number:

		02660R107

Item 3. 	If this statement is filed pursuant to 240.13d-1(b) or
		240.13d-2(b) or (c), check whether the person filing is a:

	(e)	[X]	An investment adviser in accordance with 240.13d-1
			(b)(1)(ii)(E);

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CUSIP NO. 02660R107            13G     		 PAGE  4  OF  5  PAGES

Item 4.		Ownership

	(a)	Amount Beneficially Owned:
			0 shares (the "Common Stock")

	(b)	Percent of Class
			0 %

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or direct the vote:
				0

		(ii)	shared power to vote or direct the vote:
				0

		(iii)	sole power to dispose or to direct the disposition of:
				0

		(iv)	shared power to dispose or direct the disposition of:
				0

Item 5.		Ownership of Five Percent or Less of a Class

		If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of
		securities, check the following	?.

Item 6.		Ownership of More than Five Percent on Behalf of Another Person

		Not Applicable.

Item 7.		Identification and Classification of the Subsidiary Which
		Acquired the Security Being Reported on by the Parent Holding
		Company

		Not Applicable.

Item 8.		Identification and Classification of Members of the Group

		Not Applicable.

Item 9.		Notice of Dissolution of Group

		Not Applicable.

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CUSIP NO. 02660R107  		13G       	   PAGE  5  OF  5  PAGES

Item 10.	Certification

			By signing below I certify that, to the best of my knowledge
			and belief, the securities referred to above were acquired
			in the ordinary course of business and were not acquired
			and are not held for the purpose of or with the effect of
			changing or influencing the control of the issuer of the
			securities and were not acquired and are not held in
			connection with or as a participant in any transaction
			having that purpose or effect.

	SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

						February 11, 2008

						MUNDER CAPITAL MANAGEMENT,
						a Delaware general partnership


						By:	/s/ Mary Ann C. Shumaker
						Its:	Associate General Counsel